Power Hero

Tap into the emerging $500B EV market! Power Hero's developing smart tech to bring personal fast charging to 100M apartment residents in America. No building power upgrade needed. Be the Hero backing the future of urban EV charging. Invest now in our patented solutions!


Electrify Your Investment Portfolio with
Power Hero's Apartment Charging Solution
2 Patents and Counting!
CNBC

Invest

$300 minimum investment

DEADLINE: October 28, 2024

in a month

SHARE PRICE

$1

TOTAL RAISED ON NETCAPITAL

$736,494

TOTAL RAISED THIS ROUND

$177,884

VALUATION THIS ROUND

$17,029,813

Reg CF offering provided by Netcapital Funding Portal Inc.

Pitch   Updates   Discussion

INTRODUCTION


We are on a mission to provide personal EV charging, everywhere

Power Hero stands at the forefront of a transformative moment in transportation. As the global electric vehicle (EV) market surges towards a projected value of $1.5 trillion by 2030, we're addressing a critical gap: convenient, accessible charging for the 100 million Americans living in apartments.

Our innovative technology leverages existing 110V electrical infrastructure to deliver fast 240V charging, eliminating the need for costly installations or building retrofits. This breakthrough solution opens up EV ownership to a vast, overlooked market of urban residents.

SUCCESS TO DATE

- World-class team with 10+ exits, including 6 IPOs
- 12 patents granted across EV charging capabilities with 15 more pending
- 3 city pilots secured in California, the leading EV state in USA.
- Partnership with Verizon, opening access to 28M business customers
- PowerPac prototype in development & Cameo prototype ready for production
- Significant diversified revenue potential from licensing, hardware sales and subscriptions
- Massive $500B global electric vehicle market potential, growing at a 17.8% CAGR
- Smart design enables building owners to provide EV charging incrementally as needed

PROBLEM


Why is EV charging so inconvenient?

Limited available public charging stations to keep up with demand

Expensive charging infrastructure prohibits development

No viable charging options accessible to apartment residents

Charging Ahead: Power Hero Aims to Solve the Biggest Challenges in EV Charging

As electric vehicles (EVs) zoom into the mainstream, a critical roadblock stands in the way of widespread adoption: charging infrastructure. Let's plug into the major problems Power Hero is solving: convenient charging.

Apartment Living: No Longer a Barrier to EV Ownership

Imagine wanting to go green with an EV, but living in an apartment complex with no charging stations. Frustrating, right? Over 100 million Americans face this exact dilemma. Power Hero's genius solution? Technology that turns standard 110V outlets into powerhouses capable of fast 240V charging. No building retrofits required!

Say Goodbye to Queuing

We've all seen those long lines at public charging stations. They're enough to make any potential EV owner in apartments think twice. Power Hero's approach? Bring the charging station home. By enabling personal charging solutions to apartment residents, we're not just cutting wait times—we're eliminating them altogether for many users.

Installation Costs: From Wallet-Draining to Wallet-Friendly

Traditional fast charger installation often comes with a hefty price tag due to necessary electrical upgrades. Power Hero flips the script by working with existing electrical systems. The result? Dramatically reduced installation costs and complexity. It's a win-win for property owners and EV enthusiasts alike.

Optimizing Existing Infrastructure: Sharing is Caring

JD Power reported that 68% of EV owners installed fast 240V home Level 2 EV chargers. That's about 2M home chargers. Our Cameo™ adapter cleverly turns private chargers into public assets when they're not in use. It's like Airbnb for EV charging—maximizing efficiency and availability in one smart stroke.

Range Anxiety? More Like Range Confidence

The fear of running out of juice mid-journey is real for many EV owners and potential buyers. Power Hero's solution? mPower™ mobile charging stations. Whether it's an emergency top-up or powering an off-grid event, mPower™ ensures you're never far from a charge.

Grid Overload: Averted

As more EVs hit the roads, power grids face increasing strain, especially during peak hours. Power Hero's systems are designed to store energy during off-peak times and enable smart charging. The result? A balanced grid that can handle the growing demands of the EV era.

The Power Hero Promise

By tackling these interconnected challenges head-on, Power Hero is doing more than just solving problems—it's paving the way for a future where EVs are a viable option for everyone, regardless of where they live or park.

By making charging more accessible, affordable, and efficient, we're turning the dream of widespread EV adoption into a charged-up reality.

SOLUTION


Power Hero makes personal EV charging convenient, cost-effective, & connected


Power Hero leverages existing infrastructure
to allow personal charging anywhere

Power Hero makes mass EV adoption possible by offering a suite of personal charging solutions, so drivers can charge their EVs conveniently, regardless of where they are.


Patented PowerPac gives us an edge - easy, personal, affordable

Power Hero's patented technology leverages existing electrical infrastructure, so anyone - including apartment residents - can charge from home and avoid waiting in line to access the abundant energy already all around us. Our installations work with any 110V circuit:.

- Building owners avoid huge capital spending.
- Charging "at home" means convenience, no queuing at public stations.
- Personal means non-EV tenants won't object to your plugging in.

While our competitors are rushing to build public charging stations that apartment residents hate to use, our investors are asking us when they can have their own PowerPac.

Where there is demand, there is opportunity. Your investment in Power Hero now gets you in at the ground floor of a growing opportunity.

PowerPac™	mPower™	Cameo™
		
Enables fast, personal EV charging for apartment residents - no retrofitting required	**Offers mobile charging for fleets, group functions, or roadside assistance**	**Connects existing EV chargers allowing them to be reserved and monetized via the cloud**

Cameo allows anyone to network a charger so EV drivers can reserve and pay

Power Hero's comprehensive range of products are backed by **12 patents** that cover various aspects of our technology, including connected charging stations, personal 110V/240V chargers, mobile station charging, community-based directory and cloud networking.

With our suite of cutting-edge solutions, Power Hero effectively addresses the challenges faced by all EV drivers. Whether a driver is far from available charging, resides in an apartment building with limited access to power, seeks to avoid a long queue, or even finds themselves stranded without options, **Power Hero has the perfect tailored solution.**


Power Hero
POWERPAC™
Easily installs to any 110V circuit
No electrical infrastructure retrofit needed
Stores
up to
Up to 100 miles of daily range (2x of normal 110V)
Off-peak charging and demand response
Ideal for employers, apartments and multi-EV homes
Power Hero

PowerPac™ is our powerful overnight solution designed specifically for apartment residents or multi-EV homes. It can be easily plugged into any available circuit and stores power while the driver is away. While our solutions draw in 110V for power, thanks to our patented technology, they discharge the stored energy as 240V, enabling fast charging. This significantly extends the EV's range up to 100 miles per day.

Power Hero
Cameo™


Power Hero™
CAMEO

Can connect 1M existing un-networked chargers

Cloud based back-end management

Reserve charging stations

Charger availability in real-time

User-friendly

Transactional processing capabilities

Cameo™, is an adapter that securely attaches to any Level-2 charger and connects to our cloud servers. This allows owners of chargers to make them accessible to the public and generate income. Once a charger is connected, drivers can view their availability, reserve charging stations, and make payments if needed. Similar to how Airbnb allows homeowners to list their properties for short-term rentals, Cameo™ allows EV owners or charging station operators to list their Level-2 chargers for use by other EV drivers.

Power Hero
mPower™


Power Hero

Mobile Charging unit

Cloud based back-end management

Can charge multiple EVs

Roadside Assistance

User-friendly

Transactional processing capabilities

Finally, **mPower™** is a mobile charging station that brings power wherever it's needed. It offers roadside assistance for drivers who find themselves stranded without power and it can also be hired for events or used to charge on the go.

We're on track to bring our first product to market in 2025

	Patent	Development	Prototype	Launch
Cameo™ 	✓	✓	✓	Q2 2025
PowerPac™ 	✓	✓	Q2 2025	Q4 2025
mPower™ 	✓	Q1 2026	Q3 2026	Q4 2026

Power Hero

We believe we're poised to capture a significant portion of the massive global EV market

The global EV market is enormous, currently valued at $500B and growing at a CAGR of 17.8%.

In America alone:

- 265M gasoline cars have to transition to zero-emission vehicles like EVs.
- Only 3M are EVs today, a mere 1% adoption.
- California EVs makes up 1.1M.

Power Hero is headquartered in California:

- California has 3.1M apartment units according to NMHC.
- That alone is an $18.6B market opportunity for our PowerPac.
- Power Hero has secured pilots in 3 California cities.
- The former Speaker of the California State Assembly is on our Board.

Power Hero is poised to capture a significant share in this market by addressing the specific need of personal EV charging in urban areas, emerging as a key player in this exponentially growing sector. Our proprietary patented solutions provide a significant advantage in capturing the largest untapped EV charging market of over 100M apartment residents in America alone.


We're capitalizing on an untapped opportunity within the $500.4B global EV market
100M
Current US Apartment Residents
26.4M
Expected EVs on U.S. roads by 2030
$1.5T
Global EV Market Size by 2030
17.8% CAGR
Global EV market growth rate

We're uniquely positioned to cater to the needs of **apartment residents, who often lack access** to reliable personal charging solutions and represent a hugely **underserved segment** in the market. With over 100 million Americans living in apartments and detached homes with insufficient circuitry to support level-2 charging, the opportunity is astronomical.

BUSINESS MODEL


We've partnered with industry leaders & California's most populous counties to fast-track our growth

With public and private partnerships to support our growth, we plan to rapidly increase our footprint across the US.

Power Hero partners with industry leaders like **Verizon** to develop and deliver world-class solutions to the market, while gaining access to their Partner Program's 28M business customers. Through our relationship with **Arrow Electronics**, one of the world's largest electronics component suppliers, we have verified our key design architecture and ensure that we maintain best-in-class supply chain and manufacturing practices.


Strategic pilots will drive our geographic expansion
Apartment Residents
2028
Roll out globally
2027
Roll out across the United States
2026
Roll out across California
2025
Roll out to Los Angeles & Orange counties
2025
Pilots with 3 cities within the 2 most populous counties in CA
5B
100M
9.7M
4.3M
17K
Power Hero

In California, we have already initiated pilot programs with three cities in two of the state's largest counties: Los Angeles (with a population of 9.8 million) and Orange County (with a population of 3.2 million). The pilot initiatives are anticipated in 2025.

Our partnerships in just these three cities grant us access to over 17,000 renter-occupied units in the most populous counties in California, putting us in an excellent position to **expand our footprint to the 6 million rental units** in California alone.

Our three tiered business model allows for significant revenue growth

Our business model consists of:

1. **Hardware Sales:** Sales to government entities, property developers, retailers and car dealerships with residuals.
2. **Leasing:** Offering a lease-to-own model primarily for direct-to-consumer sales.
3. **User Subscriptions:** Device subscriptions with power usage, software updates, system set-up, and related services. This subscription model ensures predictable, recurring revenue. Users can include both municipalities who want to scale EV infrastructure and adoption, and EV owners.

MARKET


EV Charging is a nascent industry
poised for explosive growth

The **electric vehicle (EV) market** is experiencing **explosive growth**, with projections indicating a surge from **$500 billion to $1.5 trillion by 2030**. This represents a **compound annual growth rate (CAGR) of 17.8%**, signaling a transformative shift in the automotive industry. For investors, this presents a **rare opportunity** to participate in a market that's not just expanding, but **fundamentally reshaping global transportation**. **Power Hero** is strategically positioned to capitalize on this growth, focusing on a **critical yet underserved segment: EV charging for apartment residents**.

With over **100 million Americans living in apartments**, Power Hero addresses a **significant gap** in the EV charging infrastructure. Currently, most EV owners rely on **home charging**, but apartment residents often **lack this option**. By providing **innovative charging solutions** for multi-unit dwellings, Power Hero isn't just tapping into a market – it's **enabling an entirely new customer base** for EVs. This approach has the potential to **dramatically accelerate EV adoption** in urban areas, creating a **virtuous cycle** of demand for both EVs and charging solutions.

Power Hero's technology, which allows for **fast charging using existing 110V electrical infrastructure**, solves a **major pain point** for property owners and residents alike. Traditional charging station installations often require **costly electrical upgrades**, but Power Hero's solution **minimizes these expenses**. This **cost-effective approach** opens up opportunities for **rapid scaling** across millions of apartment units. **For investors**, this means the potential for swift market penetration and the ability to **capture a significant share** of this growing market before competitors can react. And if they do, they will have to contend with our patents!

The company's **diverse revenue streams** – including **hardware sales**, **leasing options**, and **user subscriptions** – offer multiple paths to profitability and recurring income. This business model, combined with **strategic partnerships** with industry giants like Verizon and Arrow Electronics, positions Power Hero for **robust growth**. For investors, this translates to the potential for **strong returns** as the company scales. Moreover, by backing Power Hero, investors aren't just chasing profits – they're supporting a solution that addresses **climate change** and **urban sustainability**, aligning financial goals with **positive social impact**. In a market increasingly driven by **ESG (Environmental, Social, and Governance)** considerations, this **dual benefit** could prove particularly attractive to a wide range of investors.


Invest in the Future
of EV Charging
Power Hero
2105 Foothill Blvd. #B360
La Verne, CA 91750

Join us and own a stake in our success as together, we lead the charge for EV.

PRESS


AMERICA'S NEXT INVESTMENT
A breakthrough 110V system
that delivers high-speed Level 2 charging
Power Hero
* Products shown are under development
AS SEEN ON
CNBC

1. **MagnateView**
   A Leader's Insights: An Interview with Esmond Goei, the Chairman, Founder, and CEO of Power Hero Corp.
2. **DNA**
   T.O.S . EP #170 "You got to get to the crowd. The crowd isn't coming to you." W/ Esmond Goei
3. **The Silicon Review**
   Power Hero is a great opportunity to get in on the EV wave
4. **Invest with Passion**
   Innovations Happening in the Electric Vehicle Charging Space
5. **Insider**
   Power Hero to Launch PowerPac Home Charging Solution for Electric Vehicles
6. **CIO Bulletin**
   Power Hero is a California-based EV charging company developing solutions for a smarter grid for everyone
7. **Autotech Outlook**
   Power Hero: Making EV Charging Easy and Accessible For All

TEAM



Esmond Goei, CEO, Chairman & Founder
Seasoned entrepreneur & investor with 6 exits. 30+ years of experience leading startups & turnarounds in diverse industries including fiber optics, multimedia messaging, healthcare, organic baby food, & electronics toys. Investment portfolio consistently yields high returns, including a company that achieved unicorn status. Electrical engineer with an MBA from Western University.



Rob Kent, Vice-Chairman & Co-Founder
Innovative leader in the medical device sector, specializing in IoT. Former CEO of O2 Concepts, a manufacturer of networked portable home oxygen devices. Drove 5X growth & the deployment of over 20,000 units through a collaboration with Verizon. BS in Economics from the US Naval Academy. MBA from UC Irvine.



Troy Helming, Director & Strategic Advisor
3x entrepreneur, clean energy pioneer, & CEO of EarthGrid, Author of "The Clean Power Revolution." Founder of TradeWind, the top Wind Developer in the USA in 2017 with an economic impact of over $10B to date, & Pristine Sun, which developed 350 solar projects with a combined market value of $1B. Inventor of the Red Gopher robotic tunneling technology & an innovative floating solar system. 40+ clean energy patents.



Howard Kim, Director & Corporate Advisor
Communications veteran with 30+ years of experience. Former Managing Director of Asia-Pacific (APAC) Operations at Sycamore Networks, VP & General Manager of APAC Operations for Hypercom Network Systems, & Regional Director of Sales for APAC Operations at Cascade Communications (acquired by Lucent Technologies). Advisor to Hitachi Japan on global M&A and investments for 10 years. BS in Electrical Engineering from Texas A&M University. MBA from the University of Phoenix.



Armando Castro, Director & Legal Advisor
Partner with Pillsbury Winthrop Shaw Pittman LLP since 2014. Expertise in financial technologies & payment systems, cyber security, software, & wireless technologies. Portfolio of high profile clients including Facebook, Chevron, & Deutsche Bank. Stanford Graduate. JD from Loyola Marymount. Certified public accountant (CPA).



Curt Pringle, Director & Strategic Advisor

Highly experienced consultant with 30+ years in land use, public relations, & government affairs. Two-time Mayor of Anaheim and former Speaker of the California State Assembly. Developed the Anaheim Resort District– home to Disneyland Resort & Anaheim Convention Center. Distinguished Fellow at the UCI Department of Planning, Policy & Design; Senior Fellow for the UCLA School of Public Affairs; Bachelor's in Business Administration, MPA from California State University, Long Beach.



Bradley A. Gastwirth, Special Advisor (Advisory Board)

Accomplished financial industry executive ranked #12 recently by Crunchbase reflecting not only his expertise and deep industry knowledge but also his ability to scale early-stage companies and guide them through the fast-evolving technology landscape. In addition, Brad's experience as Chief Technology Strategist at Wedbush Securities, and his history of founding and growing successful companies like ABR Investment Strategy position him as someone who can assist Power Hero with actionable insights in strategic planning, capital raising, and leveraging its patented technologies. Brad is also a resident of Florida which is a key strategic market for us.



Michael D'Amato, Special Advisor (Advisory Board)

Seasoned business leader with 15+ years of experience across diverse sectors including renewable energy, technology, healthcare, and finance. Proven track record of originating and closing M&A deals, strategic partnerships, and investment opportunities valued at over $100 million. Michael was Chief Strategy Officer at iSun, Inc. and led its transformation from a private renewable energy company to a Nasdaq listed company (ISUN) through a SPAC and several strategic investments resulting in 5x revenue growth. Michael's forte in identifying new market opportunities, building relationships with key stakeholders, and his operational expertise are much appreciated.

> ***"People and governments worldwide want to reverse climate change. Switching to electric cars (EVs) is a good way to help. But it's important to make it easy and convenient, without waiting in long lines at charging stations. Most people also want to charge their EVs at home. With Power Hero, investors can help fight climate change and maybe make a lot of money too. We're thinking about giving stock bonuses to investors who bring in others to join us."***
>
> – Esmond Goei
>
> CEO & Founder, Power Hero

USE OF PROCEEDS

If the offering's maximum amount of $1,000,000 is raised:

Use	Value	% of Proceeds
Product Development	$600,000	60.0%
General and Administrative	$150,000	15.0%
Sales and Marketing	$201,000	20.1%
Intermediary fees	$49,000	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Power Hero Corp.. This offering must raise at least $10,000 by October 28, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Power Hero may issue additional securities to raise up to $1,000,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

18,029,813 shares
× $1 per share

$18,029,813 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on April 12, 2024
- Form C/A on April 18, 2024
- Form C/A on April 19, 2024
- Form C/A on May 22, 2024
- Form C/A on May 31, 2024
- Form C/A on June 26, 2024
- Form C/A on August 23, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter

UPDATES

Sep 13, 2024 • MICHAEL D'AMATO JOINS POWER HERO'S ADVISORY...

Sep 12, 2024 • TOP RANKED INDUSTRY LEADER BRADLEY A. GASTWIRTH...

Aug 30, 2024 • T.O.S. podcast features Esmond Goei, founder...

Aug 28, 2024 • G'DAY MATE! Patent application approved....

Aug 23, 2024 • SLOW AND STEADY WINS THE RACE That's the...

Aug 23, 2024 • Filed Form C/A

Aug 16, 2024 • WHAT YOU TOLD US. Has really meant a lot to us...

Aug 14, 2024 • Politically CHARGED... Whichever side you pick...

Aug 7, 2024 • WHY... That seems to me to be the most...

Jul 17, 2024 • ELEVEN We're going to miss number 10. YOU...

Jul 16, 2024 • The Winning Tickets of the zPower Hero Q & A...

Jul 12, 2024 • POWERNET... IT'S GETTING NOTICED, SO IS OUR...

Jul 11, 2024 • OPENING THE KIMONO ON AIRCUE. Aircue is a...

Jul 9, 2024 • FOUNDER'S GIFT SHARE PROGRAMS CLOSING TOMORROW...

Jul 4, 2024 • HAPPY 4th EVERYONE ! Thank you investors, for...

Jun 28, 2024 • THE NUMBERS DON'T LIE According to...

May 31, 2024 • Filed Form C/A

May 30, 2024 • 10 Patents and Counting! We are thrilled to...

May 23, 2024 • ARTIFICIAL INTELLIGENCE (AI) -- COMING TO POWER...

May 22, 2024 • Filed Form C/A

May 13, 2024	AMERICA'S ELECTRICITY GRID Isn't it nice to...
May 1, 2024	THE DIFFERENCE * Power Hero enables old...
Apr 27, 2024	CAN'T SLEEP? Join us on CNBC tonight, Saturday...
Apr 26, 2024	POWERPAC DESIGN MILESTONE MET. One of the most...
Apr 19, 2024	YOU MISSED A GREAT WEBINAR OF OUR CNBC ...
Apr 19, 2024	Filed Form C/A
Apr 18, 2024	Filed Form C/A
Apr 17, 2024	DID YOU MISS POWER HERO'S TV DEBUT ON ...
Apr 14, 2024	CNBC TV Debut: Tonight April 13, 2024, 11pm...
Apr 12, 2024	Primary offering of 1,000,000 shares at $1
Apr 12, 2024	Filed Form C
Dec 20, 2023	GOOD NEWS ! Jesus Christ is born! MERRY...
Dec 7, 2023	BREAKING NEWS... TWO NEW PATENTS APPROVED on...
Nov 18, 2023	HUGE THANK YOU POWER HERO INVESTORS BIG...
Nov 18, 2023	Primary offering finalized, selling 558,610 shares
Nov 18, 2023	HOUSEKEEPING After we close, in 1 hour, we...
Nov 18, 2023	COUNTING DOWN... Only 3 hours to go. ...
Nov 18, 2023	SOLD OUT Don't you just hate hearing that! ...
Nov 17, 2023	NEXT STOP HOLLYWOOD Our campaign closes in a...
Nov 16, 2023	THANKFUL For the blessings that we have...

Nov 15, 2023 336 NEW INVESTORS Has joined our Power Hero...

Nov 14, 2023 MPOWER Is not a typo. It's our patented...

Nov 11, 2023 WORD IS OUT Power Hero has been recognized by...

Nov 10, 2023 POWERPAC KICKOFF. Yesterday, we kicked off our...

Nov 6, 2023 NETCAPITAL... PLEASE KEEP UP! We're OVER 82%...

Nov 3, 2023 GHG IS A DIRTY WORD It stands for "Green...

Oct 31, 2023 ANXIETY That pretty much sums up the findings...

Oct 25, 2023 BREAKING NEWS ... When you are doing it right,...

Oct 23, 2023 GOLD RUSH That's how EVAdoption describes the...

Oct 19, 2023 WHEN YOU BOUGHT THAT GASOLINE POWERED CAR . . . Did...

Oct 12, 2023 FIGHTING THE COMPETITION Competitors like...

Oct 10, 2023 PURCHASE ORDER #1 $100K PowerPac order...

Oct 5, 2023 PATENT CLAIMS MATTER -- POWER HERO HAS 447...

Oct 3, 2023 EV CHARGING IN A BLACKOUT What if there is no...

Sep 28, 2023 TAYLOR SWIFT AND TRAVIS KELCE – THE POWER HERO...

Sep 26, 2023 WHAT DO THEY KNOW Have you wondered why people...

Sep 19, 2023 WHAT'S NEXT Commercialization! We're working...

Sep 13, 2023 UNANSWERED MAIL We know how frustrating it...

Sep 12, 2023 17% REPEAT OFFENDERS Pardon me! I meant to...

Sep 11, 2023 WE WERE NOT SPARED 9/11. Many Americans lost...

Sep 9, 2023 THAT ONE'S MINE It can be if you get on our...

Sep 5, 2023 THEY'RE BACK... From vacation it seems, so...

Sep 1, 2023 BIG THINGS ARE HAPPENING Momentum is...

Aug 31, 2023 CLOSING WEBINAR As our campaign draws to a...

Aug 28, 2023 FUTURE COMMUNICATIONS FOR INVESTORS With our...

Aug 25, 2023 $250K RAISED... MORE THAN JUST A NUMBER Our...

Aug 23, 2023 EARTH, THE LAST FRONTIER Congratulations to...

Aug 23, 2023 IMPACT OF HURRICANES AND EARTHQUAKE ON POWER...

Aug 21, 2023 THERE'S HOPE The Ozone layer around our planet...

Aug 18, 2023 DON'T MISS THE BOAT!! In June 2010, Tesla's...

Aug 17, 2023 SAY WHAT.... Another far-reaching patent...

Aug 15, 2023 WHY APARTMENT EV CHARGING MATTERS 68% of...

Aug 10, 2023 WHEN YOUR WEBINAR GOES TOO FAR In our last...

Aug 8, 2023 IT'S HAPPENING TODAY! REMINDER FOR THE LIVE...

Aug 4, 2023 DON'T FORGET TO REGISTER!! Make sure to mark...

Aug 3, 2023 WHAT'S AT STAKE McKinsey & Company, a leading...

Aug 2, 2023 WHY MANY APARTMENT RENTERS WON'T BUY ELECTRIC...

Aug 1, 2023 HAVE YOUR SAY Your investment is telling! It...

Jul 31, 2023 TOP 5 INVESTMENT STRATEGIES One of the top 5...

Jul 30, 2023 WHY INVEST IN POWER HERO...

Jul 28, 2023 DON'T MISS OUR UPCOMING WEBINAR!! If you...

Jul 26, 2023 THE DEMAND NEVER ENDS!! The objective for...

Jul 24, 2023 UNICORN FOUNDER AGREES: UNCONTESTED MARKETS...

Jul 21, 2023 THREE CALIFORNIA PILOT CITIES . . . SO WHAT? It is...

Jul 20, 2023 WHAT IF THE GRID GETS HACKED ? The headlines...

Jul 17, 2023 POWERPAC FOR EMPLOYERS??!! We are seeing a lot...

Jul 14, 2023 WHY INVEST IN POWER HERO? We are very excited...

Jul 13, 2023 WHAT A WEBINAR!! We were very excited to share...

Jul 11, 2023 LET'S DIVE INTO REVENUE MODELS Join us...

Jul 6, 2023 TIME TO GET DOWN AND DIRTY! Join us on...

Jul 3, 2023 200,000 REASONS TO CELEBRATE! As we prepare to...

Jun 30, 2023 THE SPIRIT OF INDEPENDENCE Join us this...

Jun 28, 2023 FIND OUT WHAT YOU MISSED!! Did you miss out on...

Jun 27, 2023 UNICORN AMBITIONS In our last webinar we...

Jun 27, 2023 DON'T FORGET TO REGISTER!! Register now for...

Jun 23, 2023 YOU'RE THE BEST... WE ARE HUMBLED. Since our...

Jun 22, 2023 HEAR YE ! HEAR YE ! We cordially invite you...

Jun 19, 2023 150K RAISED AND GROWING FAST!!! Excited to...

Jun 16, 2023 INVESTOR WEBINAR - JUNE 27TH Join us for our...

Jun 14, 2023 Hey Netcapital! We're Way Over $100K! Anyway,...

Jun 12, 2023	POWERPAC BENEFITS FOR NON-EV...
Jun 9, 2023	WE GOT IT WRONG This is something we realized...
Jun 7, 2023	Power Hero Appoints Former House Speaker of...
Jun 6, 2023	Don't forget to register for our Live Q&A Panel...
Jun 1, 2023	Don't miss our Netcapital Q&A Webinar on June...
May 26, 2023	WHAT DOES THIS UNICORN FOUNDER HAVE TO SAY...
May 24, 2023	BANNER MONTH FOR POWER HERO AS WE HIT $100K...
May 19, 2023	POWER HERO APPOINTS UNICORN FOUNDER TROY...
Apr 21, 2023	POWERPAC PATENT APPROVED!! Today the USPTO...
Apr 19, 2023	CALIFORNIA - A HUGE OPPORTUNITY - THANK YOU...
Apr 12, 2023	DISTRIBUTION AND INSTALLATION PARTNER - NEW...
Mar 28, 2023	ANOTHER ENDORSEMENT - CITY OF SEAL BEACH,...
Mar 24, 2023	CITY OF LA VERNE CALIFORNIA - ENDORSEMENT AND...
Mar 22, 2023	How to Revolutionize an Industry Leveraging...
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Mar 10, 2023	FEEDBACK FROM CITIES AND YOU! We've been...
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Feb 21, 2023	Primary offering of 614,000 shares at $1

Jun 26, 2024 • Filed Form C/A

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